Exhibit 99.1

Bazaarvoice Inc. – Fiscal Third Quarter 2015 Financial Results, 03 March 2015

CORPORATE PARTICIPANTS

Gene Austin, Chief Executive Officer, President and Director

Jim Offerdahl, Chief Financial Officer

Linda Wells, Director of Investor Relations

CONFERENCE CALL PARTICIPANTS

Brendan Barnicle, Pacific Crest Securities

Stephen Ju, Credit Suisse

Kevin Liu, B. Riley & Company

Greg Dunham, Goldman Sachs

Ilya Grozovsky, National Securities

PRESENTATION

Operator:

Greetings and welcome to the Bazaarvoice Fiscal Third Quarter 2015 Financial Results Conference Call. At this time all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad.

I would now like to turn the conference over to your host Linda Wells, Director of Investor Relations. Please go ahead.

Linda Wells:

Good afternoon and welcome to today’s conference call to discuss Bazaarvoice financial results for the third fiscal quarter of 2015 ended January 31st, 2015. I’m joined today by Gene Austin, our Chief Executive Officer and President, and Jim Offerdahl, our Chief Financial Officer. Following the remarks from Gene and Jim, we’ll have a question and answer session. Please note that we are simultaneously webcasting this call on our Investor Relations website at investors.bazaarvoice.com. The earnings release with our results for the third fiscal quarter of 2015 was issued after the market closed today.

Please remember that certain statements made during this call, including those concerning our business outlook and guidance, efforts to move more quickly to profitability, growth plans and opportunities, strategy, potential acquisitions, outlook on legal matters, sales execution, future innovation and growth and the ability to capitalize on our opportunities are all forward-looking statements. Forward-looking statements are subject to a number of risks, uncertainties and assumptions that are described in our SEC filings, including the Risk Factors section of our Form 10-K for the fiscal year ended April 30th, 2014, filed with the SEC on June 26th, 2014. Additional information will also be set forth in our future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that we make with the Securities and Exchange Commission. Should any of the risks or uncertainties materialize or should any of our assumptions prove to be incorrect, actual results could differ materially and adversely from those anticipated or implied in these forward-looking statements. We do not intend, and undertake no duty to release publicly any update or revisions to any forward-looking statements made during this call.

The divestiture of PowerReviews was completed on July 2nd, 2014. As a result of this PowerReview’s revenues, related expenses and loss on disposal net of tax are components (inaudible) in Discontinued Operations in the Condensed Consolidated Statement of Operations since our fourth quarter of Fiscal 2014 and all comparative fiscal quarters presented. This statement of cash flows is reported on a combined basis without separately presenting cash flows from Discontinued Operations for all periods presented.

Some of the numbers that we will discuss today during this call will be presented on a non-GAAP basis. Today’s press release together with the accompanying tables contains the calculations of these non-GAAP financial measures and a full reconciliation between the corresponding measures, GAAP measure and the non-GAAP measure, including the reconciliation of GAAP to non-GAAP operating results from continuing and discontinued operations.

With that, I would now like to turn the call over to Gene.

Gene Austin:

Thank you, Linda, and thanks to all of you for joining us on today’s call. In the third quarter, Bazaarvoice posted more proof of the progress we have made in strengthening our company. Q3 was the highest bookings quarter of the year and we posted revenues of $49.6 million, an increase of 14% year-over-year and at the high end of our guidance. Additionally, for the first time as a public company we were profitable on an Adjusted EBITDA basis.

I was pleased to see our EMEA business have a much better quarter. Our Europe team has been focused on adding important retail clients all year, which I believe will be very important to our success with retail and brands alike. Consistent execution by EMEA is still a work-in-progress, but with better focus on retail organizations, good leadership and a strong team, I am optimistic about our future in Europe.

Client acquisition remained strong during the quarter for both active, or paying, clients, as well as network clients. New client additions in expansion deals include Shell, Kimberly-Clark and Kraft. One of the more exciting programs recently launched is Brand Invite, where we partner with our large retailers to invite brands to participate in the Bazaarvoice network. To date, about 13% of Brand Invitees joined the network with most of them signing on as Premium clients using our Connections application. To date, 9% of Premiums have converted to a paying client, which is a good result but one we would like to drive higher. In Q3 we added a record 550 Premium clients, bringing our network total to over 2,900.

Our Media business had a disappointing quarter overall as we suffered from some sales execution challenges and businesses slipped out of the quarter and dampened our growth to less than 10%. I do expect Media to operate much better in the fourth quarter.

Finally, during the third quarter we saw incredible volumes on our network during the busy shopping season. Our monthly unique visitors jumped to over 700 million and we collectively served 85 billion, with a B, impressions. On Black Friday, our network served 2.2 billion review impressions to 73 million unique visitors, up 66% and 59%, respectively, from 2013. As a comparison, comScore reports that Amazon saw a 25% increase in visitors from 2013. On the basis of our monthly user base, we believe we are the world’s largest network of consumer-generated content directed at active shoppers.

Now let me spend a few moments on Bazaarvoice’s performance in my first year as CEO. A year ago, I inherited a company that had just lost its case with the government regarding PowerReviews and was preparing to divest the business that had been part of the company for two years. Despite that backdrop, we committed to strengthening our operations, improving growth, restoring innovation and focusing on client satisfaction and retention. One year later, we have made much progress, but our work is far from done. Our biggest challenge remains top line revenue growth, so let me spend some time on it.

While our growth climbed a few points during this fiscal year to current levels, a lot of that progress can be attributed to operational improvements in launching customers and working down a backlog from the beginning of the year. Looking forward, achieving our target growth rate depends largely on improving our consistency in sales execution and the strength of our offering. Conversation, our core ratings and review platform, has been the revenue generator for our company since its first release in 2007. We have used Conversations to penetrate 40% of the Internet Retail 500 and many of the top brands in the world.

As Bazaarvoice approaches the $200 million revenue milestone, it has done so on the back of Conversations. However, our core review business is tracking below our expectation due to a combination of inconsistent sales execution, particularly in Europe, and facing more pricing pressure than we expected. Transaction volumes are healthy in general and I think there is plenty of market for Conversations, however, as we move forward we are planning for lower ASPs than over the past years.

As we enter our fourth quarter of FY15, it is clear that we are in a transition period of ramping new products that will produce incremental bookings and revenue to offset pressure in the Conversations business. As such, our staff to revenue growth rates will moderate this quarter from current levels, and looking to Fiscal ’16, while we haven’t completed our plan at this point, we do believe our revenue growth rate for the Company will be in the range of 6 to 10%.

While our growth rates are moderating, we are accelerating our move to profitability. Through good operational improvement, and frankly, hard work, we are seeing strong progress in our Adjusted EBITDA. In the third quarter, as I mentioned, we were profitable for the first time as a public company, and we expect to improve our Adjusted EBITDA performance by more than $13 million this fiscal year. Looking forward, we are committed to making further strong progress towards profitability and positive cash flow, and while we are not finished with our FY16 plan, we expect to be profitable for the full year on an Adjusted EBITDA basis. Also, I believe our improvement in profitability will be comparable to the progress we have made this year. These improvements will come from being more measured in our sales and marketing investment during our transition period while maintaining our strong focus on new product innovation and client retention.

Let me spend a few minutes detailing our plans on product innovation. We have three primary goals. First, focus resources on Conversations to strengthen customer satisfaction and selectively add new segments. Second, drive incremental bookings from additional products and services that enhance and complement Conversations, and third, ramp new revenue from products that only Bazaarvoice can deliver due to our unique position at the confluence of consumers, retails and brand with our very large consumer-generated content network.

Turning to Conversations, we do see opportunity to expand our ratings and reviews business into new industry segments that have not been traditionally represented within our client base. Last year, we began to see interest from financial services and food and beverage brand, and now we have client wins in both sectors. In fact, our largest fuel of the third quarter was with Kraft Foods. Also, BV Local, which we introduced earlier this fiscal year, provides a great ratings and reviews solution for distributed services businesses like home services or automotive repair. These companies need review content at a local level to drive interest from consumers and higher SEO value, while simultaneously monitoring consumer feedback to insure quality of service across their network of stores or dealer. After a slow start, I was pleased to see that BV Local had its best quarter of the year in the third quarter.

Also, our network is very important to our clients ROI and overall satisfaction. Today, clients syndicate review content to other sites and have detailed information about the benefit syndication brings in terms of increased volume and traffic. Our recent Conversation Index highlighted that syndication can increase review volume by over 300% which can lead to 15 to 25% more traffic. Now this type of analytics is important; we are early testing with a new, more advanced analytics offering reports on even more metrics like review volume, page view volume and product sentiment as compared directly against competitors across the retailers that matter. Once our clients start seeing how they stack up with their competition, we can provide suggestions on how to use Bazaarvoice products, services or Media to win against them. These are the types of insights brands and retailers cannot get from anyone other than Bazaarvoice and we think it is a big opportunity. This analytics offering is set to debut later this calendar year.

Our second investment theme is to introduce new products that enhance and complement Conversations in our client base. Earlier this year we launched Curations, which allows our client to enhance the shopping experience for the consumer by complementing text-based review with photos, videos and posts submitted to a variety of social media networks. Curations has had a good year to date and we believe it can be a source of additional business next year. Additionally, reviews add tremendous value to our client SEO strategy because Google has valued fresh, unique, quality content generated by consumers. By this spring we will launch a new SEO product that takes Conversations content and amplifies with additional placement on client sites in a way that has led to double-digit increases in organic search in our pilot accounts.

Our last investment theme is to build products that only Bazaarvoice can by leveraging our network and our data. Our first product, called b:targeting, is set to release soon and allows the Bazaarvoice Media business to target advertising to end consumers based on their review reading behavior in our network. Imagine being a golf club brand and being able to target ads at those consumers who were reading reviews of competitive golf clubs within the last 48 hours, or imagine being a baby products manufacturer able to target ads at those expectant mothers who have been reading reviews of maternity clothing. We believe that this is a large and attractive market and will marry the strength of our reviews and Media offerings together for a powerful opportunity.

I believe Bazaarvoice has never had this kind of roadmap in its history. However, delivering on the new innovations and successfully winning business will take some time during our transition period to translate to revenue growth that hits our targeted goals.

In summary, Bazaarvoice has come a long way in the last year and there is no question that the Company is stronger. I can assure you that our focus remains top line revenue growth and achieving our 15 to 25% objective. While we have chosen to accelerate profitability, we will maintain investments that we believe are key to our growth moving forward in both product innovation and client retention. We have a strong strategy, an enviable market position with a marquee client roster and a great team committed to getting Bazaarvoice to the next level of performance. I look forward to reporting our progress to you over the coming quarters.

With that, I will now turn the call over to Jim.

Jim Offerdahl:

Thank you, Gene, and thank you to everyone who joined the call today. Today we are reporting results for our third quarter of Fiscal 2015 ending January 31st, 2015. For the third quarter we achieved total revenue of $49.6 million, up 14% year-over-year at the high end of our guidance and above the three (ph) consensus. We achieved SaaS revenue of $46.4 million, up 14% year-over-year. Net Media revenue for the quarter was $3.1 million, up 6% year-over-year. We achieved positive Adjusted EBITDA for the third quarter of $2 million, a huge improvement from a loss of $3.5 million in the same period a year ago. This was significantly better than anticipated and largely the result of continued leverage from efficiencies in our sales and marketing activities, a favorable adjustment to our corporate bonus expense, as well as lower hiring in the second half of the January quarter as we have chosen to move more quickly towards profitability. Excluding the impact of the favorable adjustment to corporate bonus expense, we delivered breakeven results on an Adjusted EBITDA basis. Our non-GAAP earnings per share was $0.00.

Moving on to client additions and launches, net new client additions were 57 in Q3, up strongly from Q3 of last year and up over 40% on a year-to-date basis. Our client retention rate was 96.4%, better than Q3 of last year and consistent with our average over the last six quarters. Launches were also up nicely at 102, an increase of 40% year-over-year. Client acquisition and subsequent launches have been a bright spot for us over the last year or so as we have made an aggressive push to grow our client base, especially SMB. Going forward, however, we expect the pace of our active client acquisition and subsequent launches to moderate as we have shifted our sales compensation for the SMB segment more towards emphasizing dollars versus number of new clients. At the same time, our Brand Invite program that we have been investing in has been gaining speed. We believe this program provides a more efficient and an economical way for us to continue to grow the number of new network clients. We ended the quarter with 1,315 active clients, an increase of 304 or 30% from a year ago.

Annualized SaaS revenue for average active client in the third quarter was $144,000, down $3,000 from the prior quarter.

Gross margins were 65.4%, in line with our expectations and down from 69.6% in the same period last year, as we have increased our investment in retention by adding resources to our Client Care Team, in implementation to support the addition of new clients, and in Professional Services to grow our best practice consulting services. In addition, we continue to incur higher amortization of capitalized software from our innovation investments. We expect gross margins to remain in the mid-60s for Q4.

Sales and marketing expenses were $16.9 million and represented 34.2% of revenue in this quarter, as compared to 44.9% of revenue in the same period last year. Our sales and marketing expense has generally been lower this year, mainly because we are gaining significant efficiencies in sales overhead. We expect sales and marketing expenses to increase sequentially in Q4, as is typical, and we expect to be in the upper 30s as a percent of revenue for all of Fiscal Year 15. Heading into our next fiscal year, we plan to continue to push for more sales and marketing efficiency and productivity.

R&D expenses were $7.9 million, representing 16% of revenue this quarter as compared to $8.2 million or 18.9% in the same period last year. This expense was down slightly year-over-year as we capitalized a higher amount this year related to new product development activities. We expect our dollar investment in R&D to be slightly higher for the full Fiscal Year 15 versus the prior year, especially in the areas of innovation and new products, even though we expect to gain some leverage year-over-year as a percent of revenue. We plan to continue to invest in new product innovation in FY16 to drive long-term revenue growth.

G&A expenses were $5.6 million or 11.3% of revenue, down from 13.9% last year as we continue to gain economies of scale.

Note that all expense lines on our Income Statement were impacted by the favorable adjustment to our corporate bonus expense that I noted earlier.

Annualized revenue per average employee continued its steady climb to $242,000 in the third quarter, up 7% from the same period a year ago, and we ended the quarter with 825 employees.

Moving on to the balance sheet, we have a solid balance sheet with $105 million in cash and cash equivalents as of January 31st, 2015, which includes $57 million drawn down on our credit line.

Our DSOs for the third quarter were 103, up from 78 in Q2, similar to the sequential increase we had last year. This sequential increase in DSO was primarily due to a large increase in billings driven by a much higher mix of annual billings as well as seasonally higher Media billings, which are booked on a gross basis, while we record revenue on a net basis. While our DSOs are higher than desired, note that so far in Q4 we have already collected more than $20 million. As such, we expect DSOs to improve in Q4 to more recent ranges as we continue to collect a large amount of Q3 billings.

Our deferred revenue balance was $63.5 million at the end of Q3 compared to $53 million at the end of Q3 last year, and $54.9 million at the end of Q2. The increase reflects the higher mix of annual billings in Q3 which has been typical in Q3 and Q4 of our fiscal years. As I have said on prior calls, measuring changes in deferred revenue is not a good proxy for bookings during the quarter as we typically have a varied mix of billing frequency with average up-front billings of less than one year.

Moving on to cash flow, cash used from operations in Q3 was $6.9 million, a significant improvement from $19 million in Q3 of last year, which included DoJ costs of $1.1 million and $6.2 million, respectively. Even without such DoJ costs, our cash use from operations improved significantly year-over-year. Cap ex was $3 million in Q3 of which $2.3 million was capitalization of developed software as we continue innovation on our new platform and new products.

Now I’d like to finish with our financial outlook. For the fourth quarter we expect total revenue to be in the range of $48.2 million to $48.8 million, which represents a 13% increase at the midpoint of the range. As has been the historical seasonal trend, we expect Media revenues to be down sequentially in the fourth quarter, however, we still believe that our full year net Media revenue growth will range from 30 to 40%. We expect Adjusted EBITDA loss to be in the range of $3 million to $3.6 million. Non-GAAP net loss per share is expected to be in the range of $0.07 to $0.09 based on 80 million weighted average shares outstanding.

Summing that up for the full year, we expect total revenue to be in the range of $191.1 million to $191.7 million with a midpoint up slightly from prior guidance and representing a 14% increase year-over-year. Regarding Adjusted EBITDA and non-GAAP net loss per share for Fiscal Year 2015, we are significantly improving our guidance and now expect our Adjusted EBITDA loss to be in the range of $8.1 million to $8.7 million, and non-GAAP net loss per share to be in the range of $0.20 to $0.22 based on 78.7 million weighted average shares outstanding.

Regarding Fiscal Year 16, we are currently going through our annual planning process and expect to provide specific revenue and Adjusted EBITDA guidance on our fourth quarter results conference call in June. That being said, as Gene noted, we currently believe that our revenue growth rate will range from 6 to 10% in FY16 as we wait for the impacts of recent and forthcoming new product innovations, and I would like to reiterate that we have chosen to move faster towards profitability, such that we expect to be profitable for the full fiscal year of 2016 as measured by Adjusted EBITDA with our improvement in FY16 comparable to the progress we are making in FY15.

Before I turn the call over for questions, I would like to remind everyone that we’ll be presenting at the Pacific Crest conference tomorrow and the Morgan Stanley conference on Thursday in San Francisco. We’ll also be presenting at the Piper conference on March 11th, and attending the Northland conference on March 18th in New York City.

With that, Operator, please turn the call over for questions.

Operator:

Thank you. At this time we’ll be conducting a question and answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for questions.

Our first question comes from Brendan Barnicle from Pacific Crest Securities.

Brendan Barnicle:

Thanks so much. Gene, I was wondering if you had any information on renewal rates on customers. I don’t know if I missed that but I think historically you’ve given us some guidance around that, or some commentary around that.

Gene Austin:

Yes, I’ll—Jim’s got that right in front on him, but my commentary would be on the customer renewal rate it’s pretty much our—what we’ve been seeing, but Jim, go ahead with the numbers.

Jim Offerdahl:

Yes, 96.4 and that’s consistent with the average over the last six quarters or so.

Brendan Barnicle:

Great, and Jim, any fx impact at all in the quarter?

Jim Offerdahl:

No, minimal. A couple of hundred thousand on a year-over-year basis Q3 to Q3.

Brendan Barnicle:

Terrific. Gene, on all those new products that you laid out, that product roadmap, how are you in terms of staffing for that in terms of having the development talent around that you’re going to need?

Gene Austin:

You know, I think we’re in actually really good shape. As we’ve transitioned the business to focusing on profitability, our core investment thesis is going to be around client retention and product innovation, and so the products that I outlined in the script are very much in line, all staffed well, making progress. Almost all of them are in at least some type of pilot phase with customers, so I feel really good about where we are from an investing in roll-out standpoint.

Brendan Barnicle:

Terrific. Thanks guys. Look forward to seeing you tomorrow.

Jim Offerdahl:

Great. Thank you.

Operator:

Thank you. Our next question comes from Stephen Ju from Credit Suisse.

Stephen Ju:

Hey, thanks. So Gene, following up on your commentary on the revenue growth outlook for Fiscal 16, I guess your premium products are exerting some amount of pressure on your overall ARPU levels, but I guess the strategy here is to convert those free or low ARPU users with upsell and cross-sell opportunities. So anything you can share in terms of a success rate of the upselling activity and how you can improve that? Thanks.

Gene Austin:

Yes, let me answer your question Stephen, then let me talk a little bit more broadly about the guide for next year. So the conversion rate of our premium product to a revenue client is about 9%, so we signed 550 organizations this quarter. Down the road, probably more than three months but somewhere between three and nine months, 9% of those, if past history is a predictor, we’ll convert to some type of paying customer, whether it’s a Connections Premium customer or actually a Conversations customer. So that’s a reasonable rate. It’s not as good as I’d like it to be and that’s one we’re going to focus on.

But let me talk more broadly about our revenue guide as we look at ’16 because I think we want to be very transparent about how the business has been unfolding over 2015. So when we entered 2015, we had a significant amount of launch backlog that we were looking at and one of the things that we told you all as investors was that we were going to improve our operational cadence, one of those areas being launches, and at the same time we obviously wanted to have a good, solid bookings plan as well. The launch program was successful. We had a good year on launches so far and that really—of the 14%, roughly, that we’ve been growing each quarter this year, that has been worth 3 points of that growth. So working down the backlog in launches and being much more efficient at getting launches done, which is our revenue recognition standpoint, is really what’s happened on 3 points of that growth, has accounted for 3 points of the growth. When you look at the bookings side of it, the core business, the bookings side, as we go forward growth is going to be much more dependent on our sales performance and new product performance looking ahead. This year, as an example, our bookings are below our expectations. We kind of—we set our plan around three kind of core areas for bookings: obviously Conversations, our flagship product, monetizing services in a more meaningful, and then the new product that we’ve been talking about for some time now.

Our Conversations business is below our expectations. We did not plan for Conversations to be a growth engine for the bookings plan this year but it’s actually come in lower than we had expected. Our new business transaction rates are good. ASPs are under a little bit of pressure as I look at Conversations. I think, you know, frankly, that is to be expected to some degree given the age of Conversations.

Services and new products have both grown year-over-year but not enough to offset the Conversations side of the business. So we’re in that transition period where new products need to catch hold. I still see a lot of opportunity for core ratings and reviews, but I think the price points are going to be lower than history and I think our new products are there to enhance and complement our core business, and I think it’s going to be on us to make all that take place.

Lastly, you know, we’ve chosen to strongly push the Company profitable. I think we’re going to be—we’re going to have significant improvement in Adjusted EBITDA as we go into next year.

Stephen Ju:

Thank you.

Operator:

Our next question comes from Kevin Liu from B. Riley & Company.

Kevin Liu:

Hi. Good afternoon. Gene, I was hoping you could talk a little bit more about some of the ASP pressures you’re seeing specifically. I think to this point in the year we have seen some of that pressure already. Are you expecting it to decline further and is this primarily reflected in kind of your new bookings, or are you seeing pressure in your renewals as well?

Gene Austin:

Yes. Kevin, let me talk a little bit about that. When you look at our business you’ve got to look at obviously our Retail business and our Brands business. On the Retail side, I would call that side of the business stable. Renewal rates are very good. We are seeing expansion into our retail base due to some of the new offerings. Like Sampling has been a product that has been particularly well received in our Retail base. On the Brands side of it, you know, it’s more volatile. New business ASPs are lower and renewal rates a little tougher as well. Let me talk a little bit about that.

The—on the renewal side, I see Brands having a lot of (inaudible) to have direct consumer engagement and direct consumer feedback, and while they’re all very much onboard with ratings and reviews, and it will be a fundamental part of who they are, they are trying to make more room in their budget, if you will, other ways to interact with the consumer. I don’t want to dismiss the fact that we have a new competitor that’s been brought back into the market since July. That competitor has a very favorable environment right now based on the ruling in which our clients are allowed to get out of their contract. They are—that competitor has all of our customer names and is able to—and knows all the renewal dates; that was all part of the settlement. So while we’re not losing many accounts to them, we are obviously seeing more price pressure because they’re calling all of our accounts. I think this is a very temporary situation because once we get to July the market more or less normalizes for the majority of these situations, but right now we’re seeing a little more renewal pressure than we normally would and I think that’s to be something we will deal with and continue to work with going forward. But, the net-net of it is the price pressure we see is most notable in Brands. It’s a combination of things; one being them wanting to spend money in other areas as well as ratings and reviews. Also, you know, we’re seeing—we’re in an unusual competitive environment for another three or four more months.

Kevin Liu:

Understood. I think you’ve also mentioned some changes in the comp plans. (Inaudible) more dollars within the SMB market as opposed to number of clients. When were those changes made and is there any risk of sort of near-term disruption as you guys try to refocus on the opportunities you’re chasing?

Gene Austin:

No. We wanted to move the SMB sales organization up on their dollar focus. They still have incentive to drive new logos but more of their incentive is on the ASF or the cash that they bring in, the actual dollars.

But we did that purposefully because of the success of Brand Invite. Brand Invite is generating a lot of new logos; we’d like to convert all those at a much higher dollar rate, so the net was done at the beginning of November.

Kevin Liu:

Okay, and then just lastly, in terms of the 6 to 10% growth for next year, what’s assumed for the Media side of the business?

Jim Offerdahl:

Yes, this is Jim. We did—just to put this in perspective, this year we said we expect a range in the 40 to 40% range and we’re still going through our planning process now, and, you know, for the time being that’s probably a pretty good mark but let us get through the planning process and get back to your after the end of next quarter.

Kevin Liu:

All right. Thank you for taking the questions.

Operator:

Thank you. Our next question comes from Greg Dunham from Goldman Sachs.

Greg Dunham:

Yes. Thanks for taking my question as well. I want to get back to Conversations, and when we think about the long-term opportunity, we’ve talked before about how Retail was more penetrated and more of the growth opportunity was going to come from Brands going forward. So given the lessons learned in the past couple of months, how should we think about the size of that addressable market, specifically related to Brands? Help us size that.

Gene Austin:

I mean I think the size of the market is still very large. The dollars that are going to paid for price—the price point for a raw Conversations deal is going to be less than it has been in the past. As you look at Bazaarvoice going forward, you know, in the past we’ve been a 95% dominated business on Conversations and I want the business to be a healthy mix of continued Conversations business but also a number of new offerings that make up half of our overall performance of the Company, and that’s what we aspire to be and we’re not there yet. So, but we have a tremendous opportunity to grab more share of wallet. We have a tremendous opportunity to go into some new verticals like food and beverage and financial services, but, you know, to evaluate our company going forward on a Conversations basis only is not really the direction we’re trying to take the Company. We think ratings and reviews are a foundational piece of functionality, but going forward we believe that enhancing and complementing R&R is really in the best interest of both our clients and our business going forward.

So I think we still have a very strong market opportunity but we are in a transition to becoming a portfolio-based company in all shapes and sizes. Not only do we have product in a portfolio manner, we have to go to market that way which I think will differentiate us from any of our competitors. We also have to service and support and install those folks as well. So it’s a change our business is going through. The good news is we’re on our way; the bad news is we’re still in the transition, but, you know, I feel very good about the direction.

Again, the last thing I’ll say, Greg, is having talked to some long-time BVers, we just never had a roadmap like this in our company’s history, which I think is going to be great for our customers, and long-term great for our business.

Kevin Liu:

Maybe a couple of follow-ups. You mentioned the SEO launch. How should we think about pricing or kind of the uplift that you’d get from that on a deal? Are you thinking about that product as a separately priced product or is that something that can actually lift pricing in the core?

Gene Austin:

Yes, the interesting thing about our SEO new offering is it’s going to tap into new budgets, which I think is exciting, right? It’s going to get into the advertising and SEO spend in our brands which it has—obviously that’s a deeper pocket. So I think I don’t really want to put myself out there yet on the pricing for SEO because we’re still evaluating it. We have a number of pilot accounts, many of them seeing some nice uplifts in SEO with their rating and review content, which I think is just going to be a fantastic solution if it all comes out. So, let’s—give me 90 days on that one and then we’ll have a lot more specificity about where we think it can go. But it’s not going to be—you know, sampling is a product that we came out as a nice little add-on. I think SEO is going to be a pretty meaty product, so I’ll just leave it at meaty versus add-on is my best descriptor at this point.

Kevin Liu:

Last one for me real quick. You made a number of changes earlier this year, instilling more discipline in the sales force, right? You know, term sheets, things like that; statements of work to insure they’re doing the right deals. Is the more sluggish bookings this year any result of that dynamic, or is this more just a market and pricing issue?

Gene Austin:

Well, I mean I’m a believer that whenever you’re not tracking to your sales plan that you have—there are definitely market environments but there’s also execution environment. You know, what we did for our sales force as far as shoring up the quality of the business and making sure they were doing the right thing for the customer and the Company was the right business decision to make and I’m not about to put that in front of the—as an excuse for our soft bookings. I think our need is to—I think we’ve had inconsistent performance in EMEA which was a pretty important part—is a pretty important part of our business going forward, and I think North America is under a little bit of pressure, partly due to some of the things we talked about earlier with the current competitive environment being very favorable based on the one-year time frame that our local competitor has in being able to call our accounts and do some discounting that’s kind of unusual, so I think that’s going on a little bit. But we need to execute better as a sales organization, no question about it. The fundamental change that our sales team has to go through, and is going through right now, is to get above and be much farther along from a ratings and review vendor and moving into an organization that represents all the things that consumer-generated content can bring to a brand or a retailer, and that is a level of expertise at the level of new solutions that can drive significantly higher levels of results than the core Conversations business. I think we’ve got plenty to do on both the execution side as well as worry about how the environment is unfolding.

Kevin Liu:

All right. Thanks guys.

Gene Austin:

Thank you.

Operator:

Thank you. Once again, if you do have a question, please press star, one at this time. Our next question comes from Ilya Grozovsky from National Securities.

Ilya Grozovsky:

Thanks. It’s Ilya Grozovsky with National. I just had a question about the annual revenue per client. Where do you see that going next quarter and also for ’16? How low do you think it goes?

Jim Offerdahl:

This is Jim. Thanks for the question. Just to reiterate, that metric is 144 this last quarter. It has been going down sequentially quarter to quarter as we expected, and as we focus on new client adds and we’re adding clients at initial pricing lower than our average, that will continue for the reasons we’ve already described for the foreseeable future. We’re going through our planning process now and I think we’ll have more information in the next couple of quarters about that as to where that’s going. We do expect at some point for that to bottom out and the new products to basically take that over, but that’s a question of time and we just haven’t called that timing yet.

Ilya Grozovsky:

Okay, thanks.

Operator:

Thank you. At this time we have no further questions. I would like to turn the call back over to our CEO for closing comments.

Gene Austin:

Thank you everyone for attending today’s call. Our company continues to make good progress. We look forward to reporting our results in coming quarters. Thanks very much.

Operator:

Thank you. This does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.